Exhibit 1

                               FINANCING AGREEMENT

           THIS FINANCING AGREEMENT (this "AGREEMENT"), dated as of June 3, 2003, is made by and among ASCEND RETAIL INVESTMENT LLC, a Delaware limited liability company (the "CONTRIBUTOR"), AMAZING SAVINGS HOLDING LLC, a Delaware limited liability company ("AMAZING SAVINGS"), and OJSAC, INC., a Delaware corporation and wholly-owned subsidiary of Amazing Savings ("OJSAC").


                                    RECITALS

           WHEREAS, it is contemplated that Amazing Savings will enter into a Tender Agreement, to be dated as of June 3, 2003 and substantially in the form attached hereto as Exhibit A (the "TENDER AGREEMENT"), between Amazing Savings and Odd Job Stores, Inc., an Ohio corporation ("OJS"), pursuant to which OJSAC will commence the Offer (as defined in the Tender Agreement) on the terms and subject to the conditions set forth in the Tender Agreement; and

           WHEREAS, the financing contemplated by this Agreement is necessary to consummate the Offer; and

           WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Contributor and the members of Amazing Savings have entered into a Second Amended and Restated Limited Liability Company Agreement of Amazing Savings of even date herewith (the "NEW OPERATING AGREEMENT"), which New Operating Agreement amends and restates the rights and obligations of the members of Amazing Savings effective upon the Closing (as hereinafter defined).

           NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                              FINANCING AND CLOSING

           1.1 Financing. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as hereinafter defined):

           (a) the Contributor shall make a capital contribution (the "CAPITAL CONTRIBUTION") to Amazing Savings equal to the lesser of (i) $20,000,000 and
(ii) the difference between (A) the sum of the total cash consideration to be paid to shareholders of OJS in the Offer plus the total costs and expenses incurred by Amazing Savings and OJSAC in connection with the transactions contemplated by the Tender Agreement this Agreement and/or the New Operating Agreement (collectively the "Amazing Expenses") and (B) $10,000,000, and in consideration therefor, Amazing Savings shall issue to the Contributor a membership interest in Amazing Savings equal to a fraction (expressed as a percentage), the numerator of which equals the Capital Contribution and the denominator of which equals the sum of the Capital Contribution and $18,000,000 (which represents the agreed upon value of Amazing Savings prior to the Capital Contribution); and

           (b) the Contributor shall make a loan to OJSAC in the principal amount of $10,000,000 (the "DEBT FINANCING") and, in consideration of such loan,
(i) OJSAC shall (A) issue to the Contributor a promissory note in the form of Exhibit B hereto (the "NOTE") and (B) subject to the consent of Bank of New York (the "Bank"), a current lender to Amazing Savings, with respect thereto ("BANK CONSENT"), execute and deliver to the Contributor a security agreement in the form of Exhibit C hereto or in such other form as may be acceptable to the Contributor and the Bank (the "OJSAC SECURITY AGREEMENT") and (ii) Amazing Savings shall (A) issue to the Contributor a guaranty of OJSAC's obligation under the Note in the form of Exhibit D hereto (the "AMAZING SAVINGS GUARANTY"),
(B) subject to Bank Consent, execute and deliver to the Contributor a security agreement in the form of Exhibit E hereto or in such other form as may be acceptable to the Contributor and the Bank (the "AMAZING SAVINGS SECURITY AGREEMENT") and (C) issue to the Contributor a 5% membership interest in Amazing Savings on a fully-diluted basis (such that all other membership interests, including the membership interest to be acquired by the Contributor pursuant to the Capital Contribution pursuant to this Section 1.1(b), shall be diluted thereby).

           1.2 Letter of Credit. In order to ensure that the Capital Contribution and the Debt Financing will be funded, the Contributor has caused a letter of credit to be issued in favor of Amazing Savings, a copy of which is attached hereto as Exhibit F (the "LETTER OF CREDIT").

           1.3 Closing.

           (a) The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 10:00 A.M., New York City time on the Purchase Date (as defined in the Tender Agreement), subject to the satisfaction or waiver of the conditions precedent specified in Article II, or at such other place, date or time as the parties hereto may mutually agree. The date on which the Closing occurs is called the "CLOSING DATE".

           (b) At the Closing, OJSAC will execute and deliver to the Contributor the Note.

           (c) At the Closing, Amazing Savings shall execute and deliver to the Contributor the Amazing Savings Guaranty and such documentation as the Contributor may reasonably require to evidence the aggregate membership interest in Amazing Savings to which it is entitled pursuant to Section 1.1.

           (d) At the Closing, the Contributor will (i) deliver to OJSAC the sum of $10,000,000 and (ii) deliver to Amazing Savings the amount of the Capital

Contribution, in each case, in immediately available funds by wire transfer to such accounts as shall be designated in writing by OJSAC and Amazing Savings, respectively, not less than two business days prior to the Closing; it being understood and agreed that, in the event the Contributor shall not have provided such funds as required hereby, Amazing Savings may issue a demand certificate in respect of the Letter of Credit.

           (e) At the Closing or as soon thereafter as Bank Consent is obtained (or is no longer required), OJSAC shall execute and deliver to the Contributor the OJSAC Security Agreement and Amazing Savings shall execute and deliver to the Contributor the Amazing Savings Security Agreement. OJSAC and Amazing Savings each agree to use commercially reasonable efforts to obtain Bank Consent thereto, it being understood and agreed that obtaining Bank Consent is not a condition to the Closing.

           1.4 Breakup Fee. Amazing Savings shall promptly pay to Contributor
(a) any amounts paid to Amazing Savings by OJS pursuant to Section 5.3 of the Tender Agreement and (b) any amounts paid to Amazing Savings by shareholders of OJS pursuant to Section 5 of the Principal Shareholders Agreement (as defined in the Tender Agreement), less the amount of any Amazing Expenses that OJS has failed to pay pursuant to Section 5.3 of the Tender Agreement.

                                   ARTICLE II

                             CONDITIONS TO CLOSING.

           2.1 The obligation of each of the Contributor and Amazing Savings to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the Minimum Condition (as defined in the Tender Agreement) and to the non-existence (or waiver by Amazing Savings) of the other conditions to the Offer set forth on Annex A to the Tender Agreement; provided, however, that the condition set forth in this Section 2.1 shall not have been satisfied with respect to the Contributor in the event that Amazing Savings waives, modifies or amends any terms or conditions of the Tender Agreement (including, without limitation, the conditions set forth on Annex A thereto) without the Contributor's prior written consent thereto.

                                  ARTICLE III

                                  MISCELLANEOUS

           3.1 Entire Agreement; Amendment. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto and other documents delivered in connection herewith) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended in whole or in part without the prior written consent of each party that is a signatory hereto.

           3.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

           3.3 Third Party Beneficiary. Except as otherwise expressly provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. It is expressly acknowledged and agreed by the parties hereto that, for purposes of the Tender Agreement, OJS is a third party beneficiary of this Agreement.

           3.4 Amendment; Governing Law. This Agreement may not be amended or modified except in writing signed by each of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable conflicts of laws thereof.

           3.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void.

           3.6 Headings; Certain Interpretive Matters.

           (a) The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural and singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and (f) the term "or" is not exclusive.

           (b) No provision in this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

           3.7 No Waiver. Any failure by any party hereto to insist, or any election by any party hereto not to insist, upon strict performance of any of the terms, provisions or conditions of this Agreement shall not be deemed to be a waiver of the same or of any other terms, provisions or conditions thereof.

           3.8 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, applicable law. If any provision of this Agreement or the application thereof or circumstance shall be invalid or unenforceable, then neither the remainder of this instrument nor the application of such provision or circumstances shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

           3.9 Further Assurances. From time to time, as and when requested by a party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

           3.10 Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        ASCEND RETAIL INVESTMENT LLC


                                        By:  /s/ Moshael Straus
                                            ------------------------------------
                                            Name:   Moshael Straus
                                            Title:  Managing Member


                                        AMAZING SAVINGS HOLDING LLC


                                        By:  /s/ Sam Friedland
                                           -------------------------------------
                                           Name:  Sam Friedland
                                           Title: President


                                        OJSAC, INC.


                                        By:  /s/ Sam Friedland
                                            ------------------------------------
                                            Name:   Sam Friedland
                                            Title:  President